Exhibit 99.1

Antero Midstream Announces Fourth Quarter 2020 Financial Results and 2021 Capital Budget and Guidance

Denver, Colorado, February 17, 2021—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its fourth quarter 2020 financial and operational results, 2021 capital budget and guidance based on Antero Resources recently announced 2021 development plan and drilling partnership, and return of capital policy.

Fourth Quarter 2020 Earnings Highlights:

•	Net income was $76 million, or $0.16 per share, compared to a $(0.29) per share net loss in the prior year quarter
•	Adjusted Net Income was $98 million, or $0.21 per share, a 5% increase compared to the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $203 million, in line with the prior year quarter (non-GAAP measure)
•	Capital expenditures were $29 million, a 77% decrease compared to the prior year quarter
•	Free Cash Flow before dividends was $135 million, a 223% increase compared to the prior year quarter (non-GAAP measure)
•	Net Debt at quarter end was $3.1 billion and Net Debt to last twelve months Adjusted EBITDA was 3.7x, both consistent with September 30, 2020 (non-GAAP measure)

Full Year 2020 Earnings Highlights:

•	Net loss was $123 million, or $(0.26) per share, compared to a $(0.80) per share net loss in the prior year
•	Adjusted EBITDA was $850 million, $10 million above the midpoint of the guidance range of $840 million (non-GAAP measure)
•	Capital expenditures were $208 million, in line with previous guidance
•	Free Cash Flow before dividends was $498 million, $8 million above the midpoint of Antero Midstream’s guidance range of $490 million (non-GAAP measure)
•	Generated a return on invested capital of 17% in 2020 (non-GAAP measure)

2021 Guidance Highlights and Forecasts:

•	Pro forma for the drilling partnership, Antero Resources’ 2021 development program includes 65 to 70 well completions with an average lateral length of 13,150 feet
•	Net income of $325 to $365 million, representing GAAP earnings of $0.68 to $0.77 per share
•	Adjusted Net Income of $380 to $420 million, representing adjusted earnings of $0.80 to $0.88 per share (non-GAAP measure)
•	Adjusted EBITDA of $840 to $880 million (non-GAAP measure)
•	Capital budget of $240 to $260 million
•	Free Cash Flow before dividends of $415 to $455 million (non-GAAP measure)
•	Dividends of $0.90 per share on an annualized basis in 2021 (subject to quarterly Board approval)
•	Extended share repurchase program through June 30, 2023 with $150 million of remaining capacity

Paul Rady, Chairman and CEO said, “In a separate release, Antero Resources announced the formation of a drilling partnership through 2024 that is expected to result in incremental throughput and fresh water volume growth on Antero Midstream dedicated acreage. As a result, Antero Midstream is forecasting a 2021 capital budget of $240 to $260 million, reflecting approximately $65 million of incremental capital that has been accelerated into 2021 above the previous maintenance capital program. To fund this acceleration, Antero Midstream expects to reallocate a portion of its dividend payments to fund the associated infrastructure projects supporting the increased volumes and water usage anticipated due to the drilling partnership. This reallocation is expected to allow Antero Midstream to internally fund these attractive rate of return projects without adding leverage or total debt.

Glen Warren, President said, “Antero Resources announced that it expects the drilling partnership to result in incremental gross gas production that is estimated to add $400 million of incremental free cash flow to Antero Resources through 2025 assuming current strip prices. In addition, Antero Resources announced that it expects a decreasing leverage profile from the 3.1x at year-end 2020 to below 2-times by year-end 2021 assuming current strip prices. Similarly, we expect the drilling partnership to result in an incremental $200 million of free cash flow after dividends through 2025 for Antero Midstream and result in a declining leverage profile to 3-times or less over that period.”

Antero Resources Drilling Partnership Announcement

In a separate release, Antero Resources announced the formation of a drilling partnership with QL Capital Partners (“QL”), an affiliate of Quantum Energy Partners. Antero Resources noted that it is uniquely positioned to bring on a drilling partner due to its unutilized firm transportation portfolio and deep liquids-rich inventory. Under the terms of the agreement, QL is expected to fund 20% of total development capital spending in 2021 and between 15% and 20% of total development capital on an annual basis from 2022 through 2024 in exchange for a proportionate working interest percentage in each well spud. In addition, QL will pay a drilling carry to Antero Resources if certain return thresholds are achieved. Assuming QL’s full participation through 2024, the partnership will enable the drilling and completion of approximately 60 incremental wells relative to Antero’s prior base case of maintenance level capital. The drilling partnership is effective immediately and includes all wells spud since January 1, 2021.

Based on Antero Resources’ current development plan and commodity pricing, this plan is expected to result in approximately 5 incremental completions in 2021 and 60 additional completions from 2021 through 2024. The increase in gross gas production is expected to drive annual low single digit throughput growth at Antero Midstream in 2022 through 2025. In addition, the approximate 20% increase in wells completed over this time frame is expected to drive a proportionate increase in fresh water delivery volumes for the Company. The tables and outlook below illustrate the impact of QL’s full participation in the drilling partnership from 2021 through 2024.

			Pro Forma For
	Base Plan		Drilling Partnership		Incremental
AR 2021 Base Plan vs Drilling Partnership	Low	High	Low	High	Wells
Drilled Wells	65	70	80	85	15
Completed Wells	60	65	65	70	5

AR 2021 – 2024 Base Plan vs Drilling Partnership	Base Plan	Pro Forma For Drilling Partnership	Incremental Wells
Drilled Wells	250	310	60
Completed Wells	255	315	60

Note: Base plan assumes AR maintenance capital program that results in approximately flat net production through 2025.

Return of Capital Reallocation & Revised Outlook through 2025

Antero Midstream is budgeting capital expenditures of $240 to $260 million in 2021. The capital budget includes approximately $65 million of additional growth capital supporting the increased development on Antero Midstream dedicated acreage from the drilling partnership, in addition to the capital budgeted for Antero Resources’ previously disclosed maintenance capital program for 2021. Antero Midstream has an organic project backlog of $1.05 to $1.15 billion from 2021 through 2025.

	Base Plan		Pro Forma For Drilling Partnership		Incremental
$ in Millions	Low	High	Low	High	Capex
Capital Expenditures in 2021	$175	$195	$240	$260	$65
Organic Project Backlog from 2021-2025	$875	$975	$1,050	$1,150	$175

Note: Base plan assumes AR maintenance capital program that results in approximately flat net production through 2025.

In order to internally fund these organic growth projects and maintain a strong balance sheet, Antero Midstream is reallocating capital through a forecasted reduction in its 2021 dividend to $0.90 per share on an annualized basis beginning with the first quarter of 2021, subject to Board approval. Based on Antero Resources’ development program with the drilling partnership and anticipated low single digit annual throughput growth through 2025, Antero Midstream is forecasting Free Cash Flow after dividends of $(15) to $25 million in 2021 and targeting $450 to $550 million of cumulative Free Cash Flow after dividends from 2021 through 2025. Antero Midstream expects to use excess Free Cash Flow after dividends for debt reduction and opportunistic share repurchases. Assuming the $0.90 per share dividend is held flat and Free Cash Flow after dividends is prioritized for debt reduction, Antero Midstream’s Leverage is expected to decline to 3-times or less by year-end 2025.

	Base Plan				Pro Forma For Drilling Partnership
$ in Millions	Low		High		Low		High		Change
Free Cash Flow After Dividends in 2021	$25		$65		$(15)		$25		$(40)
Cumulative Free Cash Flow After Dividends 2021-2025	$250		$300		$450		$500		$200
Leverage by Year-end 2025	3.1	x	3.5	x	2.6	x	3.0	x	(0.5	)x

Note: Both plans assume annual dividend per share of $0.90 through 2025 (subject to quarterly Board approval) and Free Cash Flow after dividends is prioritized for debt reduction.

Antero Midstream currently has $150 million of share repurchase capacity remaining under its $300 million authorized share repurchase program. On February 11, 2021, the Board of Directors approved a two year extension of the share repurchase program authorization from June 30, 2021 to June 30, 2023. Antero Midstream has repurchased approximately $150 million of shares at an average price of $4.88 per share since the share repurchase program was authorized in 2019.

2021 Guidance and Capital Budget

Antero Midstream is forecasting net income of $325 to $365 million and Adjusted Net Income (adjusted for amortization of customer relationships) of $380 to $420 million. The Company is forecasting Adjusted EBITDA of $840 to $880 million and a capital budget of $240 to $260 million. This results in Free Cash Flow before dividends of $415 to $455 million and Free Cash Flow after dividends of $(15) to $25 million for 2021, assuming an annualized dividend of $0.90 per share. Antero Midstream’s 2021 guidance includes approximately $110 to $115 million of distributions from its interests in the processing and fractionation joint venture with MPLX, LP (the “Joint Venture”) and in Stonewall Gathering LLC. Antero Midstream does not expect or forecast any federal or state cash income tax expense in 2021 in its financial guidance.

Beginning with 2021 results, Antero Midstream will no longer report MLP-specific metrics such as Distributable Cash Flow, instead prioritizing traditional C-Corp metrics including Earnings Per Share (EPS), Free Cash Flow before and after dividends, and Return on Invested Capital (ROIC).

During 2021, Antero Midstream plans to expand its existing Marcellus and Utica Shale gathering, compression and fresh water delivery systems. The midpoint of the capital budget includes approximately $195 million of investment in gathering and compression infrastructure primarily in the Marcellus Shale to expand the system further into Tyler and Wetzel Counties in West Virginia to support production growth in the liquids-rich production areas. Antero Midstream has budgeted an investment of $55 million for fresh water delivery and wastewater blending and pipeline infrastructure. Approximately 95% of Antero Midstream’s 2021 capital budget is focused in the Marcellus Shale and remaining 5% is focused in the Utica Shale. The Company is forecasting an immaterial capital investment in the Joint Venture in 2021. Antero Midstream expects to fund all 2021 capital expenditures through cash flow from operations and does not require borrowings under its revolving credit facility.

Michael Kennedy, CFO of Antero Midstream, said, “Our transition to a business model that funds both its future capital programs and dividends with internally generated cash flow from operations significantly de-risks Antero Midstream’s business model. This prudent measure is expected to result in a declining leverage target to 3-times or less, supported by volumetric and free cash flow growth over the next several years.”

The following is a summary of Antero Midstream’s 2021 guidance ($ in millions, except per share amounts):

	2021
	Low		High
Net Income	$325	—	$365
Adjusted Net Income	380	—	420
Adjusted EBITDA	840	—	880
Capital Expenditures	240	—	260
Interest Expense	170	—	180
Free Cash Flow Before Dividends	415	—	455
Dividends (assuming $0.90 per share)	428	—	428
Free Cash Flow After Dividends	(15)	—	25

Fourth Quarter 2020 Financial Results

Low pressure gathering volumes for the fourth quarter of 2020 averaged 3,053 MMcf/d, a 16% increase as compared to the prior year quarter. Low pressure gathering volumes were in excess of the fourth quarter 2020 growth incentive fee threshold of 2,900 MMcf/d, resulting in a $12 million rebate to Antero Resources. Compression volumes for the fourth quarter of 2020 averaged 2,851 MMcf/d, an 18% increase as compared to the fourth quarter of 2019. High pressure gathering volumes for the fourth quarter of 2020 averaged 3,017 MMcf/d, a 15% increase compared to the fourth quarter of 2019. Fresh water delivery volumes averaged 43 MBbl/d during the quarter, a 71% decrease compared to the fourth quarter of 2019, due to a decrease in completion activities by Antero Resources.

Gross processing volumes from the Joint Venture averaged 1,510 MMcf/d for the fourth quarter of 2020, a 26% increase compared to the prior year quarter. Joint Venture processing capacity was 108% utilized during the quarter based on nameplate processing capacity of 1.4 Bcf/d. Gross Joint Venture fractionation volumes averaged 40 MBbl/d, a 29% increase compared to the prior year quarter.

	Three Months Ended December 31,
Average Daily Volumes:	2019	2020	% Change
Low Pressure Gathering (MMcf/d)	2,639	3,053	16%
Compression (MMcf/d)	2,414	2,851	18%
High Pressure Gathering (MMcf/d)	2,613	3,017	15%
Fresh Water Delivery (MBbl/d)	148	43	(71)%
Gross Joint Venture Processing (MMcf/d)	1,202	1,510	26%
Gross Joint Venture Fractionation (MBbl/d)	31	40	29%

For the three months ended December 31, 2020, revenues were $204 million comprised of $184 million from the Gathering and Processing segment and $38 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $22 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $13 million and $24 million, respectively, for a total of $37 million, compared to $55 million in total direct operating expenses in the prior year quarter. Water Handling operating expenses include $21 million from wastewater handling and high rate water transfer services. The decrease in direct operating expenses was driven by lower per unit gathering and fresh water delivery operating expenses as well as lower costs associated with flowback and produced water due to Antero Midstream’s blending operations. General and administrative expenses excluding equity-based compensation were $10 million during the fourth quarter of 2020. Total operating expenses during the fourth quarter of 2020 included $3 million of equity compensation expense, $8 million impairment and $27 million of depreciation.

Net income was $76 million, or $0.16 per share. Net income adjusted for amortization of customer relationships, impairment expense and loss on asset sale, or Adjusted Net Income, was $98 million. Adjusted Net Income per share was $0.21 per share, a 5% increase compared to the prior year quarter. Adjusted EBITDA was $203 million, in line with the prior year quarter. Cash interest paid was $5 million. The increase in cash reserved for bond interest during the quarter was $34 million. Maintenance capital expenditures during the quarter totaled $5 million and Distributable Cash Flow was $159 million (Non-GAAP measure). Based on the previously declared dividend of $0.3075 per share, Antero Midstream’s Distributable Cash Flow coverage ratio was approximately 1.1x. Free Cash Flow before dividends was $135 million, a $93 million increase compared to the prior year quarter due to the significant reduction in capital expenditures.

The following table reconciles Net Income (Loss) to Adjusted Net Income, Adjusted EBITDA, Distributable Cash Flow and Free Cash Flow as used in this release (in thousands):

Three Months Ended December 31,
2019	2020
Net Income (Loss)	$(144,559)	76,458
Amortization of customer relationships	17,832	17,661
Impairment expense	303,888	8,149
Loss on asset sale	—	2,689
Tax effect of reconciling items(1)	(79,465)	(7,039)
Adjusted Net Income	97,696	97,861

Net Income (Loss)	$(144,559)	76,458
Interest expense	36,530	39,564
Provision for income tax expense (benefit)	(68,240)	22,194
Amortization of customer relationships	17,832	17,661
Depreciation expense	26,969	26,901
Impairment expense	303,888	8,149
Accretion and change in fair value of contingent acquisition consideration	2,807	38
Equity-based compensation	20,422	3,065
Equity in earnings of unconsolidated affiliates	(16,334)	(23,233)
Distributions from unconsolidated affiliates	21,750	29,545
Loss on asset sale	—	2,689
Contract restructuring fees	2,278	—
Adjusted EBITDA	203,343	203,031
Interest paid	(7,944)	(5,306)
Increase in cash reserved for bond interest (2)	(27,422)	(33,558)
Maintenance capital expenditures (3)	(8,898)	(5,427)
Employee tax withholding for settlement of equity compensation awards	(7)	(10)
Distributable Cash Flow	$159,072	158,730

Total Aggregate Dividends Declared	$148,856	146,649

Distributable Cash Flow Coverage Ratio	1.1	x	1.1	x

Adjusted EBITDA	$203,343	203,031
Interest paid	(7,944)	(5,306)
Increase in cash reserved for bond interest (2)	(27,422)	(33,558)
Total capital expenditures (accrual-based)	(126,063)	(28,770)
Free Cash Flow Before Dividends	$41,914	135,397

1)	Statutory tax rate was approximately 24.7% for 2019 and 24.9% for 2020.
2)	Cash reserved for bond interest expense on Antero Midstream’s senior notes outstanding during the period that is paid on a semi-annual basis.
3)	Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Fourth Quarter 2020 Operating Update

Gathering and Processing — During the fourth quarter of 2020, Antero Midstream connected 11 wells to its gathering system. The Company’s 3.2 Bcf/d of compression capacity was approximately 90% utilized during the quarter. Joint Venture processing capacity of 1.4 Bcf/d was 108% utilized during the quarter. Joint Venture fractionation capacity was 100% utilized during the quarter.

Water Handling— Antero Midstream’s Marcellus water delivery systems serviced 5 well completions during the fourth quarter of 2020, an 84% decrease from the prior year quarter, driven by a reduction in completion activity by Antero Resources.

Balance Sheet and Liquidity

As of December 31, 2020, Antero Midstream had approximately $614 million drawn on its $2.13 billion bank credit facility, resulting in approximately $1.5 billion of liquidity. Antero Midstream’s Net Debt to trailing twelve months Adjusted EBITDA (“Leverage”) was 3.7x as of December 31, 2020.

Capital Investments

Total accrued capital expenditures including investments in the Joint Venture were $29 million during the fourth quarter of 2020. Gathering, compression, and water infrastructure capital investments totaled $28 million and investments in unconsolidated affiliates for the Joint Venture were $1 million. Of the $28 million invested in gathering, compression, and water infrastructure, $16 million was in gathering and compression assets and $12 million was in water handling assets.

Conference Call

A conference call for Antero Midstream is scheduled on Thursday, February 18, 2021 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Thursday, February 25, 2021 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13714535. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, February 25, 2021 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteromidstream.com on the homepage. Information on the Antero Midstream’s website does not constitute a portion of, and is not incorporated by reference into, this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as net income (loss) plus amortization of customer contracts, loss on asset sale and impairment expenses, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as net income (loss) before amortization of customer relationships, impairment expense, interest expense, provision for income tax expense (benefit), depreciation expense, accretion, loss on asset sale, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates and contract restructuring fees, and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow as Adjusted EBITDA less interest paid, increase or decrease in cash reserved for bond interest and capital expenditures. Free Cash Flow is before dividend payments, share repurchases and changes in working capital. Antero Midstream uses Free Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Antero Midstream’s defines Distributable Cash Flow as Adjusted EBITDA less interest paid, increase or decrease in cash reserved for bond interest, income tax withholding upon vesting of equity-based compensation awards, and ongoing maintenance capital expenditures paid. Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period and to compare the cash generating performance for specific periods to the cash dividends (if any) that are expected to be paid to shareholders. Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA, Adjusted Net Income, Free Cash Flow, and Distributable Cash Flow are non-GAAP financial measures. The GAAP measure most directly comparable to such measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measure of Net Income. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

Antero Midstream defines Net Debt as consolidated total debt less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage.

This release also includes certain non-GAAP financial information for Antero Resources. For a more information regarding those measures, please see Antero Resources’ press release dated today, a copy of which can be found on Antero Resources website, www.anteroresources.com. For additional information on the drilling partnership please see Antero Resources’ press release and Annual Report on Form 10-K, which can also be found at www.anteroresources.com.

The Company’s ability to make future dividends is substantially dependent upon the development and drilling plan of Antero Resources, which itself is substantially dependent upon the review and approval by the board of directors of Antero Resources of its capital budget on an annual basis.  The Board of Directors of Antero Midstream will take into consideration many factors, including the capital budget of Antero Resources adopted by its Board of Directors and the capital resources and liquidity of Antero Midstream at the time, prior to approving future dividends.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended December 31,
	2019	2020
Capital expenditures (as reported on a cash basis)	$166,945	31,924
Change in accrued capital costs	(40,882)	(3,154)
Capital expenditures (accrual basis)	126,063	28,770

The following table reconciles consolidated total debt to consolidated net debt, excluding debt premiums and issuance costs, (“Net Debt”) as used in this release (in thousands):

	September 30, 2020	December 31, 2020
Bank credit facility	$1,187,500	613,500
5.375% senior notes due 2024	650,000	650,000
7.875% senior notes due 2026	—	550,000
5.75% senior notes due 2027	650,000	650,000
5.75% senior notes due 2028	650,000	650,000
Consolidated total debt	3,137,500	3,113,500
Cash and cash equivalents	(2,393)	(640)
Consolidated net debt	$3,135,107	3,112,860

The following table reconciles net loss to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

	12 months ended September 30, 2020	12 months ended December 31, 2020
Net Loss	$(343,544)	(122,527)
Amortization of customer relationships	70,843	70,672
Impairment expense	969,379	673,640
Interest expense	143,973	147,007
Provision for income tax benefit	(146,122)	(55,688)
Depreciation expense	108,858	108,790
Accretion and change in fair value of contingent acquisition consideration	2,949	180
Equity-based compensation	30,135	12,778
Loss on asset sale	240	2,929
Equity in earnings of unconsolidated affiliates	(79,531)	(86,430)
Distributions from unconsolidated affiliates	91,063	98,858
Contract restructuring fees	2,278	—
Adjusted EBITDA	$850,521	850,209
Interest paid	$(89,824)	$(140,732)
Increase in cash reserved for bond interest (2)	$(31,457)	$(4,267)
Total capital expenditures (accrual-based)	$(646,424)	$(207,509)
Free Cash Flow Before Dividends	$61,836	$497,941

Antero Midstream defines Return on Invested Capital (“ROIC”) as earnings before interest and taxes excluding amortization of customer relationships divided by average total liabilities and partners capital, excluding goodwill and intangible assets in order to derive an operating asset driven ROIC calculation.

The following table reconciles return on invested capital for the last twelve months as used in this release (in thousands):

2020
Net Loss	$(122,527)
Amortization of customer relationships	70,672
Impairment expense	673,640
Loss on asset sale	2,689
Tax effect of reconciling items	(196,038)
Adjusted Net Income	428,436
Interest expense	147,007
Provision for income tax expense (benefit)	(55,688)
Tax effect of reconciling items	196,041
Adjusted EBIT	716,033
Average Invested Capital	4,282,296
Return on Invested Capital	17%

Antero Midstream has not included a reconciliation of Adjusted EBITDA and Free Cash Flow to the nearest GAAP financial measure for 2021 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between such measures and Net Income (in thousands):

	Twelve Months Ending December 31, 2021
	Low		High
Depreciation expense	$110	—	$115
Equity-based compensation expense	10	—	15
Amortization of customer relationships	70	—	75
Distributions from unconsolidated affiliates	110	—	115

Antero Midstream has not included a reconciliation of Adjusted EBITDA and Free Cash Flow to the nearest GAAP financial measure for the cumulative period from 2021 through 2025 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between such measures and Net Income (in thousands):

	Cumulative Period From 2021-2025
	Low		High
Depreciation expense	$580	—	$620
Equity-based compensation expense	50	—	75
Amortization of customer relationships	350	—	375
Distributions from unconsolidated affiliates	550	—	600
Interest Expense	825	—	875

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner and the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, including the COVID-19 pandemic, potential shut-ins of production by producers due to lack of downstream demand or storage capacity, and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2020.

For more information, contact Michael Kennedy – CFO of Antero Midstream, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$1,235	640
Accounts receivable–Antero Resources	101,029	73,722
Accounts receivable–third party	4,574	839
Income tax receivable	—	17,251
Other current assets	1,720	1,479
Total current assets	108,558	93,931

Property and equipment, net	3,273,410	3,254,044
Investments in unconsolidated affiliates	709,639	722,478
Deferred tax asset	103,231	103,402
Customer relationships	1,498,119	1,427,447
Goodwill	575,461	—
Other assets, net	14,460	9,610
Total assets	$6,282,878	5,610,912

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$3,146	3,862
Accounts payable–third party	6,645	9,495
Accrued liabilities	104,188	74,947
Contingent acquisition consideration	125,000	—
Other current liabilities	3,105	5,701
Total current liabilities	242,084	94,005
Long-term liabilities:
Long-term debt	2,892,249	3,091,626
Other	5,131	6,995
Total liabilities	3,139,464	3,192,626

Stockholders' Equity:
Preferred stock, $0.01 par value: 100,000 authorized as of both December 31, 2019 and 2020
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of both December 31, 2019 and 2020	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 484,042 and 476,639 issued and outstanding as of December 31, 2019 and 2020, respectively	4,840	4,766
Additional paid-in capital	3,480,139	2,877,612
Accumulated deficit	(341,565)	(464,092)
Total stockholders' equity	3,143,414	2,418,286
Total liabilities and stockholders' equity	$6,282,878	5,610,912

ANTERO MIDSTREAM CORPORATION

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2019	2020
Revenue:
Gathering and compression–Antero Resources	$165,360	184,125
Water handling–Antero Resources	91,539	37,396
Amortization of customer relationships	(17,832)	(17,661)
Total revenue	239,067	203,860
Operating expenses:
Direct operating	55,030	36,539
General and administrative (including $20,422 and $3,065 of equity-based compensation in 2019 and 2020, respectively)	33,087	13,022
Facility idling	9,889	1,539
Impairment of goodwill	296,591	—
Impairment of property and equipment	1,297	8,149
Impairment of customer relationships	6,000	—
Depreciation	26,969	26,901
Accretion and change in fair value of contingent acquisition consideration	2,753	—
Accretion of asset retirement obligations	54	38
Loss on asset sale	—	2,689
Total operating expenses	431,670	88,877
Operating income (loss)	(192,603)	114,983
Interest expense, net	(36,530)	(39,564)
Equity in earnings of unconsolidated affiliates	16,334	23,233
Income (loss) before income taxes	(212,799)	98,652
Provision for income tax benefit (expense)	68,240	(22,194)
Net income (loss) and comprehensive income (loss)	$(144,559)	76,458

Net income (loss) per share–basic	$(0.29)	0.16
Net income (loss) per share–diluted	$(0.29)	0.16

Weighted average common shares outstanding:
Basic	500,043	476,633
Diluted	500,043	478,757

ANTERO MIDSTREAM CORPORATION

Selected Operating Data

(Unaudited)

	Three Months Ended		Amount of
	December 31,		Increase	Percentage
	2019	2020	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	242,785	280,872	38,087	16%
Gathering—high pressure (MMcf)	240,366	277,595	37,229	15%
Compression (MMcf)	222,050	262,259	40,209	18%
Fresh water delivery (MBbl)	13,602	3,937	(9,665)	(71)%
Other fluid handling (MBbl)	5,380	4,761	(619)	(12)%
Wells serviced by fresh water delivery	32	5	(27)	(84)%
Gathering—low pressure (MMcf/d)	2,639	3,053	414	16%
Gathering—high pressure (MMcf/d)	2,613	3,017	404	15%
Compression (MMcf/d)	2,414	2,851	437	18%
Fresh water delivery (MBbl/d)	148	43	(105)	(71)%
Other fluid handling (MBbl/d)	58	52	(6)	(10)%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.33	0.33	—	*
Average gathering—high pressure fee ($/Mcf)	$0.18	0.19	0.01	6%
Average compression fee ($/Mcf)	$0.20	0.19	(0.01)	(5)%
Average fresh water delivery fee ($/Bbl)	$3.90	3.96	0.06	2%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	110,647	138,879	28,232	26%
Fractionation—Joint Venture (MBbl)	2,871	3,651	780	27%
Processing—Joint Venture (MMcf/d)	1,202	1,510	308	26%
Fractionation—Joint Venture (MBbl/d)	31	40	9	29%

*       Not meaningful or applicable.

ANTERO MIDSTREAM CORPORATION

Consolidated Results of Segment Operations

(Unaudited)

	Three Months Ended December 31, 2020
	Gathering and	Water		Consolidated
(in thousands)	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$184,125	37,396	—	221,521
Amortization of customer relationships	(9,267)	(8,394)	—	(17,661)
Total revenues	174,858	29,002	—	203,860

Operating expenses:
Direct operating	12,980	23,559	—	36,539
General and administrative (excluding equity-based compensation)	4,521	3,618	1,818	9,957
Facility idling	—	1,539	—	1,539
Equity-based compensation	1,958	881	226	3,065
Impairment of property and equipment	—	8,149	—	8,149
Depreciation	14,944	11,957	—	26,901
Accretion of asset retirement obligations	—	38	—	38
Loss on asset sale	2,689	—	—	2,689
Total expenses	37,092	49,741	2,044	88,877
Operating income	$137,766	(20,739)	(2,044)	114,983

Equity in earnings of unconsolidated affiliates	$23,233	—		23,233
Total assets	$4,364,848	1,125,318	120,746	5,610,912
Additions to property and equipment, net	$19,953	11,506		31,459

ANTERO MIDSTREAM CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2018	2019	2020
Cash flows provided by (used in) operating activities:
Net income (loss)	$66,608	(355,114)	(122,527)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Distributions from Antero Midstream Partners LP, prior to the Transactions	123,186	43,492	—
Depreciation	—	95,526	108,790
Payment of contingent consideration in excess of acquisition date fair value	—	—	(8,076)
Accretion and change in fair value of contingent acquisition consideration	—	8,263	180
Impairment	—	761,960	673,640
Deferred income taxes	(1,304)	(101,927)	(171)
Equity-based compensation	35,111	73,517	12,778
Equity in earnings of unconsolidated affiliates	(142,906)	(51,315)	(86,430)
Distributions from unconsolidated affiliates	—	64,320	98,858
Amortization of customer relationships	—	57,010	70,672
Amortization of deferred financing costs	148	3,183	4,503
Settlement of asset retirement obligations	—	—	(2,183)
Loss on asset sale	—	—	2,929
Changes in assets and liabilities:
Accounts receivable–Antero Resources	—	42,484	27,306
Accounts receivable–third party	—	185	1,434
Income tax receivable	—	—	(17,251)
Other current assets	(5)	(335)	155
Accounts payable–Antero Resources	674	(2,103)	716
Accounts payable–third party	28	(9,762)	1,201
Income taxes payable	1,820	(15,678)	—
Accrued liabilities	171	8,681	(13,142)
Net cash provided by operating activities	83,531	622,387	753,382
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	—	(267,383)	(157,931)
Additions to water handling systems	—	(124,607)	(38,793)
Investments in unconsolidated affiliates	—	(154,359)	(25,267)
Cash received on acquisition of Antero Midstream Partners LP	—	619,532	—
Cash consideration paid to Antero Midstream Partners LP unitholders	—	(598,709)	—
Cash received in asset sale	—	—	822
Change in other assets	—	901	1,938
Change in other liabilities	—	(1,050)	—
Net cash used in investing activities	—	(525,675)	(219,231)
Cash flows provided by (used in) financing activities:
Distributions to unitholders and dividends to stockholders	(84,166)	(492,103)	(589,640)
Distributions to Series B unitholders	(2,300)	(3,720)	—
Distributions to preferred stockholders	—	(374)	(550)
Repurchases of common stock	—	(125,519)	(24,713)
Issuance of senior notes	—	650,000	550,000
Payments of deferred financing costs	(230)	(8,894)	(6,283)
Repayments on bank credit facilities, net	—	(115,500)	(346,000)
Payment of contingent acquisition consideration	—	—	(116,924)
Employee tax withholding for settlement of equity compensation awards	—	(2,015)	(476)
Other	—	(174)	(160)
Net cash used in financing activities	(86,696)	(98,299)	(534,746)
Net decrease in cash and cash equivalents	(3,165)	(1,587)	(595)
Cash and cash equivalents, beginning of period	5,987	2,822	1,235
Cash and cash equivalents, end of period	$2,822	1,235	640
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$3	83,016	140,732
Cash received (paid) during the period for income taxes	$(31,795)	(16,079)	39,205
Decrease in accrued capital expenditures and accounts payable for property and equipment	$—	(6,215)	(14,472)